Exhibit 5.1

Our ref: CHX/793463-000004/31870004v5

Wang & Lee Group, Inc.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

27 September 2022

Dear Sirs

Wang & Lee Group, Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with:

(a)	the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public (the “Offering”) of 4,000,000 ordinary shares of no par value each in the Company (the “Ordinary Shares”); and

(b)	the proposed resale (the “Resale”) of 4,000,000 ordinary shares of no par value (the “Resale Shares”) by the Selling Shareholders (as defined below).

This opinion letter is given in accordance with the terms of the Legal Matters sections of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 26 September 2022, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 20 June 2022 (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 26 September 2022 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 24 May 2021, 14 December 2021, 20 June 2022 and 8 September 2022 (the “Resolutions”).

1.4	The application for 11,999,999 shares in the Company dated 14 December 2021 executed by Wang & Lee Brothers, Inc.

1.5	An instrument of transfer in respect of 1,300,000 ordinary shares in the Company dated 8 September 2022 and made between Wang & Lee Brothers, Inc as transferor (the “Transferor”) and Billion Supreme Corporation as the transferee.

1.6	An instrument of transfer in respect of 1,300,000 ordinary shares in the Company dated 8 September 2022 and made between the Transferor and Jupiter Stone Holding Limited as the transferee.

1.7	An instrument of transfer in respect of 1,400,000 ordinary shares in the Company dated 8 September 2022 and made between the Transferor and Blaze Master Investment Limited as the transferee.

1.8	A Certificate of Incumbency dated 14 September 2022, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.9	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 27 September 2022 (the “Certificate of Good Standing”).

1.10	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.11	The Registration Statement.

Blaze Master Investment Limited, Jupiter Stone Holding Limited and Billion Supreme Corporation are together, the “Selling Shareholders”.

Documents 1.4 to 1.7 together being, the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all other relevant laws.

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2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	There is no contractual or other prohibition or restriction binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.9	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.10	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.11	The Company has received or will receive cash consideration for the issue of the Ordinary Shares and the Resale Shares and none of the Ordinary Shares or the Resale Shares have been or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

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3.3	The Resale Shares to be resold by the Selling Shareholders as contemplated by the Registration Statement have been validly issued by the Company and are fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4	The statements included in the Registration Statement under the heading “Taxation”, insofar as such statements summarise the laws of the British Virgin Islands and the Memorandum and Articles, are accurate and fairly represent in all material respects summaries of British Virgin Islands laws and regulations and the Memorandum and Articles.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” in each prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares or Resale Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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Appendix A

Director’s Certificate

To:	Maples and Calder

5th Floor, Ritter House

PO Box 173, Road Town

Tortola

British Virgin Islands

27 September 2022

Dear Sirs

Wang & Lee Group, Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 20 June 2022 remain in full force and effect and are unamended.

2	The director resolutions dated 24 May 2021, 14 December 2021, 20 June 2022 and 8 September 2022 (the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	Immediately prior to the issuance of any Ordinary Shares, the Company will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the Documents.

4	The sole member of the Company (the “Member”) has not restricted or limited the powers of the directors of the Company in any way.

5	The sole director of the Company at the date of the Resolutions and at the date of this certificate was and is Pui Lung HO.

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

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8	Prior to, at the time of, and immediately following effectiveness of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company has at no time had employees.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Ordinary Shares issued, or to be issued, and / or re-sold by the Selling Shareholders pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

14	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:	Pui Lung HO
Title:	Director

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